Exhibit 10.1

Supplemental Conditions of the Standard Form of Agreement Between Owner and
Design/Builder between AVANT Immunotherapeutics, Inc. (“Owner”) and

SPEC Process Engineering & Construction, Inc. (“Design/Builder”)

These Supplemental Conditions of the Standard Form of Agreement Between Owner and Design/Builder (these “Supplemental Conditions”) supplement and modify the Standard Form of Agreement Between Owner and Design/Builder, Part 2 Agreement, 1996 edition of AIA Document A191, as modified, which is being entered into by Owner and Design/Builder simultaneously with the execution and delivery of these Supplemental Conditions (the “Agreement”).  In the event of any conflict between the Agreement and these Supplemental Conditions, the terms of these Supplemental Conditions shall control.  Capitalized terms used in these Supplemental Conditions without definition shall have the meanings ascribed to them in the Agreement.

1.                                       Project Program.  The Owner and the Design/Builder have developed the program for the Project (the “Project Program”) described in Exhibit 4.  The Project Program sets forth the mutual understanding of the Owner and the Design/Builder of the Owner’s needs and requirements for the Project.  In establishing the Project Program, the Owner and the Design/Builder have discussed and considered, without limitation:  (a) the Owner’s overall objectives, limitations and criteria for the Project; (b) human, vehicular and material flow patterns that characterize the services that the Owner will provide; (c) tasks performed by each operating unit that will be accommodated at the Project, each unit’s overall space requirements and how each unit must work with other operating units; (d) the number types of personnel assigned to each unit, and the amount and type of space required by each; (e) any special processes conducted by the Owner, including flow diagrams, personnel requirements and the relationship of each process to other processes that will be conducted at the Project; (f) all equipment and systems that will be located in the Project, including the size and dimensions of each item of equipment, and the relationship of each item of equipment to other equipment, processes and personnel; (g) overall utility requirements for the Project; (h) special utility requirements for equipment and processes; (i) security criteria; (j) requirements for future expansion or alteration; (k) existing utility characteristics and utility availability.  The Guaranteed Maximum Price (as hereinafter defined) and Construction Schedule (as hereinafter defined) have been established based on the Project Program.

2.                                       Execution, Correlation and Intent.

(a)                                  The Drawings and Specifications prepared by or on behalf of Design/Builder will be based upon, and comply with, the Project Program.  Although the Owner will be provided with copies of progress drafts of the Drawings and Specifications at appropriate intervals as such documents are developed, and may be asked to approve the same:  (i) the Design/Builder shall be responsible to ensure that the Drawings and Specifications comply with the Project Program and the provisions of the Contract Documents; and (ii) should the Owner request any change in the Drawings and Specifications which is inconsistent with the Project Program, such request for a change will be handled in accordance with Article 8 of the Agreement.

(b)                                 In the performance of its services hereunder, Design/Builder shall make a diligent investigation of all laws, statutes, ordinances, building codes, rules and regulations applicable to the design, construction and intended use of the Project (“Laws”), including, without limitation, requirements of the Americans With Disabilities Act, as interpreted and applied by governmental officials with jurisdiction over the design and construction of the Project, and any energy efficiency requirements, and shall prepare all Construction Documents and perform the Work in compliance with all Laws, to the extent in force and effect at the time Design/Builder renders such services.

(c)                                  All manufactured articles, materials, and equipment shall be applied, installed, connected, erected, used and cleaned in accordance with the manufacturer’s written or printed directions and instructions unless otherwise indicated.

(d)                                 Where no explicit quality or standards for materials or workmanship are established for Work, such Work is to be consistent with the quality of the surrounding Work and of the construction of the Project generally.

3.                                       Third Party Beneficiary.  Supplementing the provisions of Paragraphs 1.2.3 and 3.1.1 of the Agreement, the Owner shall be an intended third party beneficiary of the services performed by the Architect, the Subcontractors, and all parties providing labor, materials or services for the Project.

4.                                       Ownership and Use of Design Documents.  Article 3 of the Agreement is hereby superseded in its entirety by the provisions of this Section.  All Plans and Specifications, and any design or creative concepts contained therein, and any other design materials submitted, created, developed, supplied or generated in connection with the Project and this Agreement by or on behalf of the Design/Builder (the “Covered Documents”) shall be considered “works made for hire” under 17 U.S.C. §101, and shall be and remain the sole, exclusive and complete property of Owner at all times, and Owner shall own all rights, copyrights, or other intellectual property rights there may be with respect to the Covered Documents.  Design/Builder shall deliver copies, including reproducible copies and copies of computer disks or other computer memory storage devices, of the Covered Documents to Owner for information, reference and use.  The Design/Builder hereby agrees to execute and furnish, as necessary, any assignment or other document that may be necessary to perfect, confirm or maintain the Owner’s ownership of all intellectual property rights in the Covered Documents.  The Design/Builder shall not use the Covered Documents for any purpose not relating to the Project without the Owner’s prior written consent.  Prior to final payment or at any other time requested by the Owner, the Design/Builder shall cause the any separate architect, engineer or other party providing design services to deliver instruments in form and substance satisfactory to the Owner confirming Owner’s ownership of the Covered Documents.  Submission or distribution of the Covered Documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the reserved rights of the Owner.  The Design/Builder shall not be responsible for Owner’s use without the participation of the Design/Builder on projects other than the Project; and Owner shall indemnify and hold harmless the Design/Builder if any claim is brought by a third party against the Design/Builder based on such use of the Covered Documents by Owner without the participation of the Design/Builder on projects other than the Project.

5.                                       Construction Documents.  Supplementing the provisions of Paragraph 3.2.3, each iteration of the Construction Documents submitted to the Owner for approval shall show by clouding all changes from the previous versions (including changes from the preliminary design documents prepared prior to the execution of the Agreement), and shall be accompanied by a statement from the Design/Builder delineating with reasonable specificity the nature and extent of all such changes.  The Owner will endeavor to complete its review of each progress draft of the Construction Documents submitted to the Owner within ten (10) working days following Owner’s receipt.  If the Owner requests any changes to a progress draft of the Construction Documents after the expiration of such ten (10) working day period, the Design/Builder may be entitled to an extension of the time for performing the Work (subject to Section 9 hereof) unless the change is required to (a) conform such Construction Documents to the Project Program or Laws, (b) make the Construction Documents consistent with any previous draft of the Construction Documents reviewed and accepted by the Owner, (c) fully and properly implement or correct any items which were previously the subject of any Owner comments or otherwise supposed to be included the Construction Documents, or (d) correct any errors, omissions or internal inconsistencies contained within the Contract Documents.

6.                                       Licenses, Permits and Approvals.  Supplementing the provisions of Paragraph 3.2.10, the Design/Builder shall obtain as a Basic Service within the Guaranteed Maximum Price all designated or required governmental inspections and all required certificates of occupancy and operating permits for machinery and equipment included in the Project.

7.                                       Record Documents.  Notwithstanding anything to the contrary (including, without limitation, the provisions of Paragraph 3.3.6 of the Agreement), the Design/Builder shall prepare and deliver to Owner prior to final payment reproducible sets of the Construction Documents, in print and electronic format acceptable to the Owner, showing (a) deviations from the Construction Documents made during construction, (ii) details in the Work not previously shown, (iii) changes to existing conditions or existing conditions found to differ from those shown on the Construction Documents, (iv) the actual installed position of cable, equipment, piping conduits, switches, electric fixtures, circuiting, access panels, openings, stub-outs and similar items, and (v) such other information as the Owner may reasonably request.  This shall be done as a Basic Service within the Guaranteed Maximum Price (the “Record Documents”).

8.                                       Additional Services.  Notwithstanding anything to the contrary, any services which are required of Design/Builder and its consultants due to errors or omissions of Design/Builder or its subcontractors or consultants (including the Architect) shall not be considered Additional Services and shall not entitle Design/Builder and its consultants to compensation.

9.                                       Time.

(a)                                  The Design/Builder shall perform and deliver the Work in accordance with the schedule for the Work attached hereto as Exhibit 1 (as amended from time to time with the written approval of the Owner or otherwise in accordance with the Contract Documents, the “Construction Schedule”).  The Construction Schedule includes dates that are critical in ensuring the timely and orderly completion of the Work in accordance with the Contract Documents.  In the event that the performance of the Work has not progressed or reached the level of completion required by the Construction Schedule, Owner shall have the right to compel Design/Builder to take corrective measures to expedite the progress of the Work, including, without limitation, (i) working additional shifts or overtime and/or (ii) supplying additional manpower, equipment and facilities (collectively, “Extraordinary Measures”).  Such Extraordinary Measures shall be performed at no additional cost to the Owner and shall continue until the progress of the Work complies with the level of completion required by the Construction Schedule.  The Design/Builder shall not be entitled to any adjustment in the Contract Sum in connection with Extraordinary Measures required by the Owner.

(b)                                 The Design/Builder acknowledges and agrees that (1) no adjustments to the time for performing the Work shall be made unless the events described in Paragraph 4.5 of the Agreement shall have the effect of actually delaying completion of components of the Work on the critical path indicated in the Construction Schedule and (2) adjustments to the time for performing the Work will be permitted in connection with any such delay only to the extent such delay (i) is not caused, or could not have been avoided, by the Design/Builder or anyone for whom the Design/Builder is responsible, (ii) could not be limited or avoided by the Design/Builder’s timely notice to the Owner of the delay and (iii) has no concurrent or contributing cause for which the Design/Builder would not be entitled to an extension of the time for performing the Work.  Notwithstanding anything to the contrary (including, without limitation, the provisions of Paragraph 4.5 of the Agreement), the Design/Builder shall not be entitled to any extension of the time for performing the Work or any increase in the Contract Sum on account of any labor action directed at the Design/Builder, any subcontractor, any lower tier subcontractor, any supplier or any other party for whom the Design/Builder is responsible.

10.                                 Progress Payments.  The provisions of this Section modify and supplement the provisions of Article 5 of the Agreement

(a)                                  Applications for Payment shall be submitted on a form approved by the Owner.  Each Application for Payment shall cover a period of one calendar month.  In addition to other required items, each Application for Payment shall be accompanied by the following, all in form and substance satisfactory to the Owner:

(i)                                     A certified report from the Design/Builder (in form and substance satisfactory to the Owner) showing all suppliers who have provided supplies and/or materials to the Project and Subcontractors with whom the Design/Builder has entered into subcontracts, the amounts of such subcontracts, the amount requested for any Subcontractor in the Application for Payment and the amount to be paid to the Design/Builder from such progress payment;

(ii)                                  A duly executed Partial Waiver and Subordination of Lien from the Design/Builder in the form required by M.G.L. c. 254, § 32, together with the Owner’s Supplement to Partial Waiver and Subordination of Lien, each in the form attached as Exhibit 2, completed in a manner satisfactory to the Owner;

(iii)                               A duly executed Payment Acknowledgment and Lien Waiver, in the form attached hereto as Exhibit 3, from each Subcontractor (and, to the extent requested by the Owner, each lower tier subcontractor and supplier) for whom payment was made under previous Applications for Payment; and

(iv)                              Such other information, documentation and materials as the Owner may reasonably require.

(b)                                 Provided an Application for Payment properly prepared and accompanied by all required lien waivers and supporting materials is received by the Owner not later than the 5th day of a month for the immediately preceding calendar month, the Owner shall make payment to the Design/Builder not later than the 5th day of the following month.  If an Application for Payment properly prepared and accompanied by all required lien waivers and supporting materials is received by the Owner after the application date fixed above, payment shall be made by the Owner not later than the 30th day following the date when such materials were received.

(c)                                  Retainage will not be withheld from progress payments except as set forth in this paragraph.  No further payments shall be made to Design/Builder after the Owner has paid ninety percent (90%) of the Contract Sum (as reasonably estimated by the Owner) to Design/Builder.  Upon achievement of Substantial Completion of the Work, the Owner shall release to the Design/Builder all retainage except an amount equal to the sum of (i) five percent (5%) of the Design/Builder’s Fee plus (ii) two hundred percent (200%) of the estimated cost to correct or complete incorrect or incomplete Work as shown on the Punchlist (as hereinafter defined).  The Owner shall thereafter make payments monthly for corrected and/or completed Punchlist items as such Punchlist items are corrected and/or completed.  Final payment of the balance of such withheld sum shall be made upon correction or completion of all incomplete or nonconforming Work.

11.                                 Completion of the Work.

(a)                                  Substantial Completion of the Work shall be achieved when (1) all Project systems included in the Work are operational as designed and specified, (2) all designated or required municipal governmental inspections (e.g., building department, etc.) have been successfully completed, and temporary or permanent certificates of occupancy have been obtained (allowing unrestricted use and occupancy by the Owner as intended), and (3) all of the other conditions precedent to Substantial Completion of the Work set forth on Schedule E have been satisfied.  When the Design/Builder believes that Substantial Completion of the Work has been achieved, the Design/Builder shall submit to the Owner a list of items to be completed or corrected together with the Design/Builder’s proposed estimated value of completing or correcting such item (as approved or the Owner, the “Punchlist”).  Upon receipt of the Design/Builder’s list, the Owner will make an inspection to determine whether (i) Substantial Completion of the Work has been achieved and/or (ii) whether the proposed Punchlist submitted by Design/Builder is correct and complete.  The Owner shall have the right to modify and/or supplement the list of items on the proposed Punchlist submitted by Design/Builder and to modify or, for items added by the Owner, establish the estimated value of completing or correcting such items.  The failure to include any items on the Punchlist does not alter the responsibility of the Design/Builder to complete all Work in accordance with the Contract Documents.

(b)                                 Supplementing the provisions of Paragraph 5.2 of the Agreement, final completion of the Work shall not be deemed to have occurred, and final payment shall not become due and payable unless and until, all Work has been fully completed and Design/Builder has delivered to Owner, and Owner has approved, the following items:  (i) conditional final lien waivers from Design/Builder and all Subcontractors in form and substance satisfactory to the Owner demonstrating receipt by such parties of all prior payments and confirming that the only outstanding amounts payable with respect to the Work are amounts to be paid out of the final payment; (ii) the Record Documents; (iii) all special warranties and binders containing information on equipment and controls that are part of the Work; and (iv) to the extent not previously delivered, final and unconditional certificates of occupancy for the Work.

12.                                 Hazardous Materials.  In the event the Design/Builder encounters at the Project site material reasonably believed to be hazardous under state or federal law which has not been rendered harmless, the Design/Builder shall report the condition to the Owner in writing.  The Work in the affected area shall not thereafter be resumed except by written agreement of the Owner and Design/Builder if hazardous or contaminated under state or federal law and has not been rendered harmless.  The Work in the affected area shall be resumed in the absence of material defined as hazardous or contaminated under state or federal law or when it has been rendered harmless.  The Design/Builder shall not be required pursuant to Article 8 of the Agreement to perform without consent any Work relating to material defined as hazardous or contaminated under state or federal law.  If, without negligence on the part of the Design/Builder or anyone for whom the Design/Builder is responsible, the Design/Builder is held liable for the cost of remediation of a hazardous material or substance outside the scope of the Work solely by reason of performing Work as required by the Contract Documents, the Owner shall indemnify the Design/Builder for all cost and expense thereby incurred.

13.                                 Insurance.  The provisions of this Section modify and supplement Article 7 of the Agreement.

(a)                                  Design/Builder’s Insurance.  The Design/Builder shall procure and maintain, at the Design/Builder’s expense, the following insurance coverages, which insurance shall be placed with insurance companies rated at least A/VI or better in Best’s Key Rating Guide.  Each policy shall include an endorsement requiring that the insurance company give written notice to Owner at least thirty (30) days prior to the modification, cancellation, non-renewal or reduction in the coverage limits of such policy:

(i)                                     Workers’ compensation insurance in statutory amounts and employer’s liability insurance in the amount of $500,000;

(ii)                                  Motor vehicle insurance covering owned, non-owned and hired vehicles for personal injury in the amount of $1,000,000 combined single limit for bodily injury and for property damage;

(iii)                               Commercial general liability coverage for bodily injury, personal injury and property damage in the amount of $1,000,000 bodily injury per occurrence, $1,000,000 property damage per occurrence and $5,000,000 aggregate limit;

(iv)                              Professional liability coverage for all professional services relating to the Project in the minimum amount of $2,000,000; and

(v)                                 Umbrella Liability Coverage over Commercial General Liability and Motor Vehicle Insurance in the amount of $5,000,000.

The liability policies shall include a contractual liability endorsement covering the indemnification obligations under the Contract Documents.  The “other insurance” clause shall be deleted from each policy of insurance carried by the Design/Builder so as to make it clear that the coverage of such policy is primary and any coverage under any policy or policies of insurance held by the Owner or any other additional insured is secondary.  Each policy of insurance carried by the Design/Builder shall be endorsed to provide a separate general aggregate limit for the Work performed under this Contract, and will, by its terms, specifically cover the entire term of the Contract Documents.  All of the insurance required to maintained by Design/Builder shall be written on an occurrence basis, except that professional liability and umbrella liability can be written on a claims made basis provided that such coverages are maintained for six years following final payment.   The Owner, the Landlord, any lender(s) and such other persons designated by the Owner from time to time shall be named as additional insureds on all insurance policies required hereunder except workers’ compensation and professional liability policies.  The Design/Builder shall, upon demand, provide the Owner with proof that the insurance requirements have been met, which shall be in the form of certificates of insurance (or, at the Owner’s request, insurance policies) reasonably acceptable to the Owner.  Renewal certificates for all policies that expire during the term of the Contract Documents must also be provided at least thirty (30) days prior to each policy’s respective expiration.  Nothing in this clause, or any failure of Design/Builder to secure required coverages or otherwise comply with the insurance provisions of the Contract Documents, shall modify or limit the Design/Builder’s liability or other obligations under the Contract Documents.

(b)                                 Owner’s Insurance.  Notwithstanding anything to the contrary in the Contract Documents:  (a) any property insurance maintained by the Owner or the Landlord shall not be required to cover portions of the Work stored off site or portions of the Work in transit; (b) the Owner shall have the sole right to adjust and settle claims with its property insurers and shall have no obligation to post any bond for performance of its duties; (c) although the Owner shall be required to act in good faith in adjusting any claims with its property insurers and thereafter applying any insurance proceeds received from its property insurers, the Owner shall not be a fiduciary of the Design/Builder or any Subcontractor; and (d) any liability insurance maintained by the Owner is and shall be secondary to and excess of any insurance maintained by the Design/Builder, the Architect, any subcontractor or any other party for whom the Design/Builder is responsible.

14.                                 Changes in the Work.

(a)                                  No change in the Work shall proceed and no claim for additional monies or additional time for any extra Work will be valid unless such Work is done pursuant to a written Change Order or Construction Change Directive.  Notwithstanding anything to the contrary, the maximum allowable percentages for fee and so-called “general conditions” and “general requirements” items to Design/Builder on proposals for an increase in the Contract Sum shall not exceed sixteen percent (16%) of the net increase in the direct Cost of the Work (i.e., the Cost of the Work excluding Design/Builder’s fee and so-called “general conditions” and “general requirements” items).

(b)                                 The Owner will designate individuals (each, an “Owner Representative”) who shall be authorized to approve or direct changes in the Work.  The initial Owner

Representatives are Mary Nicholson.  The Owner may change, or name additional, Owner Representatives from time to time by written notice to Design/Builder.

15.                                 Claims and Disputes.

(a)                                  In the event of any mediation, arbitration or legal proceeding between the Owner and any third party arising out of or relating to the Project, the Design/Builder agrees that (i) the Owner may join the Design/Builder in any such proceedings and that the Owner may consolidate any such proceedings with any proceeding between the Design/Builder and the Owner under the Contract Documents, and (ii) the Owner may make persons other than the Owner and the Design/Builder parties to any mediation, arbitration or legal proceeding hereunder with respect to any claim, dispute or other matter in question arising out the Project.

(b)                                 The provisions of Paragraph 11.4 of the Agreement shall not limit the time within which the Owner may assert any claim against the Design/Builder alleging a failure to comply with the Contract Documents or any defective or nonconforming Work.

16.                                 Indemnification.  The obligations of the Design/Builder to indemnify and hold harmless under Paragraph 11.5 of the Agreement shall:  (a) extend to the Landlord, any lender(s) and the partners, officers, directors, trustees and employees of the Owner, the Landlord and any lender(s); and (b) include, to the fullest extent permitted by law, any claims, damages, losses or expenses in any way arising or alleged to be arising from the design or performance of the Work or the failure of the Design/Builder, the Design/Builder’s Subcontractors, lower level subcontractors and employees or agents of any of them to design or perform the Work in accordance with applicable Laws.

17.                                 Compensation.

(a)                                  Contract Sum.  For Design/Builder’s performance of the Work, Owner shall pay Design/Builder an amount (the “Contract Sum”) consisting of the Cost of the Work (as hereinafter defined) and the Design/Builder’s Fee (as hereinafter defined); provided, however, that the Contract Sum shall in no event exceed One Million Nine Hundred Seventeen Thousand Seven Hundred Two Dollars ($1,917,702) (as adjusted by Change Order pursuant the Contract Documents, the “Guaranteed Maximum Price”).

(i)                                     Cost of the Work.  The term “Cost of the Work” shall mean the costs set forth on Schedule A attached hereto which are actually and necessarily incurred by Design/Builder in the proper performance of the Work.  Such costs shall be at rates not higher than those customarily paid at the place of the Project except with prior consent of Owner.  ..

(ii)                                  Design/Builder’s Fee.  Design/Builder’s fee for all services hereunder (“Design/Builder’s Fee”) shall be the stipulated lump sum amount of One Hundred Eight Thousand Five Hundred Forty-Nine Dollars ($108,549).

(iii)                               Savings.  All “Guaranteed Maximum Price Savings” (as such term is defined below), if any, shall accrue to the Owner.  As of the date of final completion of the Work the amount, if any, by which (x) exceeds (y) shall be considered the

“Guaranteed Maximum Price Savings,” where (x) is the Guaranteed Maximum Price and (y) is the sum of the actual Cost of the Work and the actual Design/Builder’s Fee.

(b)                                 Competitive Bids.  Except as otherwise agreed in writing by the Owner, all labor, materials and equipment (whether rented or purchased) for each portion of the Work with a cost (together with all other items to be provided by the proposed subcontractor or supplier) of Ten Thousand Dollars ($10,000) or more shall be obtained on the basis of competitive bids in accordance with this paragraph.  Design/Builder shall provide the Owner with a list of proposed bidders for each portion of the Work who have been selected by Design/Builder for their ability to perform the applicable Work.  The Owner may, but shall have no obligation to, review and approve the Design/Builder’s list of proposed bidders prior to the Design/Builder’s solicitation of bids.  Design/Builder shall request bids from at least three (3) prospective qualified subcontractors or suppliers from such list for each portion of the Work that Design/Builder does not intend to perform with Design/Builder’s own forces or through an affiliate of Design/Builder.  For any portion of the Work that Design/Builder intends to perform with Design/Builder’s own forces or through an affiliate, Design/Builder shall (i) request bids from at least two (2) prospective qualified subcontractors or suppliers unaffiliated with Design/Builder from the list and (ii) submit, or cause its affiliate to submit, a bid for the Work to Owner at least one (1) business day prior to receipt of bids from the unaffiliated prospective subcontractors or suppliers.  Following receipt of all bids for a portion of the Work, Design/Builder shall equalize (based on scope of Work and bid responses) and summarize the bids received and make recommendations to Owner as to which bids should be accepted.  Design/Builder, with the Owner’s consent, shall then determine which bids will be accepted.  Work by a Design/Builder or affiliate of Design/Builder shall be permitted only if (1) Owner consents thereto in writing after full disclosure in writing by the Design/Builder to the Owner of the affiliation or relationship and (2) Owner approves in writing any subcontract, contract, purchase order, agreement or other arrangement in form and substance.  Unless the Owner otherwise approves in writing, the lowest qualified bidder (that is a bidder who, if selected, is capable of performing the applicable Work without having a negative effect on the outcome of the project or impairing the Design/Builder’s ability to meet the requirements of this Agreement) will be selected by Design/Builder; however, the Design/Builder may elect to use a bidder other than the low bidder without the written approval of the Owner if the selected bidder is within 2.5% of the cost of the low bidder (but any such selection shall not increase the Guaranteed Maximum Price).  If the Owner without reasonable justification requires the Design/Builder to select a bidder other than the lowest priced qualified bidder recommended by Design/Builder, and the bid price of the bidder required by Owner is higher than the bid price of the lowest priced qualified bidder recommended by Design/Builder, the Guaranteed Maximum Price shall be increased by the difference between the bid price of the bidder required by Owner and the bid price of the lowest priced qualified bidder recommended by Design/Builder, which adjustment to the Guaranteed Maximum Price shall be implemented by Change Order prior to commencement of the applicable subcontractor’s Work.

(c)                                  Discounts, Rebates and Refunds.  All discounts, rebates or refunds in connection with the Work shall be credited against the Cost of the Work.

(d)                                 Books and Records.  Design/Builder shall keep full and detailed accounts as necessary for proper financial management of the Project.  Owner and its representatives shall at all reasonable times be afforded access to all records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data of Design/Builder and any and all of its consultants and subcontractors relating to the Agreement and performance of the Work, and may make copies of such items.  Design/Builder and all of its consultants and subcontractors shall preserve all such records for a period of at least three years after the final payment or longer where required by law.  Design/Builder shall cause all of its consultants and subcontractors to comply with the provisions of this paragraph.  If any review by Owner reveals an overpayment by Owner, Design/Builder shall pay to the Owner the amount of such overpayment within ten (10) days of Owner’s demand.

18.                                 Schedule of Values; Allowances.

(a)                                  The initial schedule of values allocating the Guaranteed Maximum Price among the various components of the Work prepared by the Design/Builder and approved by the Owner is attached hereto as Schedule C (as amended from time to time with the approval of the Owner, the “Schedule of Values”).  The Schedule of Values shall be updated by the Design/Builder as frequently as necessary to reflect changes as the Work proceeds.

(b)                                 The Guaranteed Maximum Price includes allowances for the items, and in the amounts, set forth on Schedule D attached hereto and made a part hereof.  The Guaranteed Maximum Price shall be increased or decreased, as applicable, by the difference between (i) the amount of each allowance then listed on Schedule D and (ii) the actual out-of-pocket cost to the Design/Builder of providing any of the allowance items.

19.                                 Liens.  In the event that any Subcontractor, supplier or other party for whom the Design/Builder is responsible establishes a lien against the Project and/or the Project site, the Design/Builder shall, within five (5) days following the request of the Owner, obtain for the Owner’s benefit and at no cost to the Owner, cause such lien to be discharged (by filing a lien discharge bond from a surety and in a form acceptable to the Owner or otherwise).  If the Design/Builder fails to obtain a cause such lien to be discharged within such five (5) day period, the Owner shall have the right to (a) withhold succeeding progress payments or any other sums payable to the Design/Builder and/or (b) have such lien discharged (by bonding, by making payment to the lienor, or otherwise) at the Design/Builder’s cost and expense.  The Owner may either apply amounts so withheld to discharging such lien(s) or may retain such amounts until such lien(s) are discharged or released by the Design/Builder or the lienor and shall thereafter credit to the Design/Builder any amounts remaining after payment of the fees and expenses the Owner incurs in connection with such lien(s).  The Design/Builder agrees to indemnify and hold harmless the Owner from all costs and expenses incurred by the Owner in connection with defending or discharging such lien(s).

20.                                 Non-Recourse.  No partner, member, shareholder, director, officer, agent or employee of the Owner or any of the foregoing shall have any personal liability arising out of the Contract Documents or the Project.

21.                                 Key Personnel.  The members of the Design/Builder’s and Architect’s staff assigned to and primarily responsible for supervising and/or performing the Work shall be the following persons:

Person	Position
Steve Murray	Project Manager
Steve Savage	Project Superintendent
Anne Myers	Project Architect

Such key members of the Design/Builder’s staff shall not be changed without the written consent of the Owner, unless such person becomes unable to perform his or her duties due to death, disability or termination of employment, or unless the Owner requests removal.  If a key member is no longer capable of performing in the capacity described in the attached exhibit, or is removed by the Owner, the Owner and the Design/Builder shall agree on a mutually acceptable substitute.

22.                                 Protection From Water Damage.  In performing the Work, the Design/Builder shall exercise diligent efforts to protect the Project and to cause all materials, supplies, systems and equipment which are delivered to the Project site from exposure to, and damage from, water.  Without limiting the generality of the foregoing, the Design/Builder shall (a) cause all materials, supplies, systems and equipment which are delivered to the Project site to be stored in a safe and secure location, packaged in a watertight manner where possible, and stored in a manner which protects such items from inclement weather, the elements (including, without limitation, rain, snow and water damage) and other damage until such items are incorporated into the Work, and (b) ensure that all plumbing components and exterior elements included within the Work are constructed and installed in accordance with the Contract Documents so as not to allow water leaks or penetration.  In addition to (and not in limitation of) the indemnification obligations of Design/Builder set forth in Paragraph 11.5 of the Agreement, Design/Builder shall indemnify and hold harmless the indemnified parties to the fullest extent permitted by law from all claims, liabilities and losses arising out of or resulting from the failure of the Design/Builder (or any subcontractor of any tier) to comply with the provisions of this paragraph.  The foregoing indemnification shall include, without limitation, any claim, liability of loss attributable to (i) bodily injury, sickness, disease or death arising out of or relating to, and (ii) the costs of any abatement, clean-up, removal and disposal (to the satisfaction of Owner) of, any mold, fungal growth, spores or the like which occurs at the Project site as a result of any failure by Design/Builder (or any subcontractor of any tier) to comply with the provisions of this paragraph.

23.                                 Termination by the Owner for Convenience.  Subparagraph 12.1.1 of the Agreement is hereby deleted in its entirety and superseded by this Section.  The Owner may terminate the Design/Builder’s services in whole or in part for the Owner’s convenience without cause.  In case of termination for the Owner’s convenience without cause, the Design/Builder shall be entitled to receive payment for Work properly executed in accordance with the Contract Documents (the basis for such payment shall be as provided in the Agreement and these Supplemental Conditions) and for reasonable demobilization and cancellation charges incurred by the Design/Builder directly related to the termination of the Work (including reasonable amounts necessary to terminate agreements with Subcontractors and suppliers).  The Design/Builder shall not be entitled (nor shall any Subcontractor be entitled) to consequential or incidental damages, including, but not limited to, damages for loss of anticipated profits on Work not performed, on account of any termination for the Owner’s convenience.”

24.                                 Financing for the Project.  Subparagraph 2.10 of the Agreement is hereby deleted in its entirety.  The Design/Builder acknowledges that the Owner may finance the work with funds provided and/or administered by one or more construction lenders (each, a “Lender”).  The Design/Builder agrees to comply with the requirements of each Lender which bear upon the performance of the Work.  The Design/Builder shall also:  (a) make the site of the Work available at reasonable times for inspection by the Lender or the Lender’s representatives; (b) consent to and execute all documents reasonably requested by the Owner or any Lender in connection with the assignment of the Contract to any Lender for collateral purposes and/or the disbursement of funds by any Lender; (c) promptly furnish the Owner with information, documents, materials and/or certificates that the Owner may reasonably request from time to time in order to comply with the requirements of the Lender; and (d) otherwise comply with all requirements of any Lender to the extent applicable to the performance of the Work.

25.                                 Special Provisions Regarding Lease.  Notwithstanding anything to the contrary, the Design/Builder acknowledges and agrees that:  (a) the Work is to be performed in premises leased from Massachusetts Development Finance Agency (“Landlord”); (b) the Design/Builder shall make the site of the Work available at reasonable times for inspection by Landlord or Landlord’s representatives; (c) all or a portion of the Contract Sum shall be paid with funds provided by Landlord; (d) the Design/Builder shall comply with any requirements, rules or procedures imposed by Landlord and agreed to by the Owner which relate to the design and/or performance of the Work or payment for the Work within the Guaranteed Maximum Price (including all charges imposed by Landlord thereunder); (e) the Landlord, and not the Owner, shall be providing property insurance for the Project and the Project site, which property insurance shall include only the coverages and limits normally carried by the Landlord; (f) the Landlord shall be an indemnified party and shall be named as an additional insured to the same extent as Owner under the Contract Documents; and (g) the Design/Builder’s architect or engineer shall certify to Owner and Landlord that all components of the Work, once installed, will be compatible with the building’s plumbing, electrical and mechanical systems.

26.                                 Confidentiality.  Design/Builder shall maintain, and cause all of its subcontractors to maintain, the confidentiality of all information about the Owner and the Project that would reasonably be considered confidential (including, without limitation, technical information or specifications regarding the Project and/or the Owner’s proprietary processes and procedures), unless withholding such information would violate the law or prevent Design/Builder from establishing a claim or defense in an adjudicatory proceeding.

27.                                 Building in Use.  Design/Builder recognizes that the Project may involve working in a facility which will be in use during the period of construction, and Design/Builder shall cooperate with the Owner and perform its Work hereunder in such a manner and at such times so as to (a) protect persons and property in the facility and (b) minimize interference with the present operation of the facility.  Design/Builder acknowledges that it incorporated into it’s Contract budget that the facility and surrounding areas are open to the public, and Design/Builder agrees to make no claims for additional costs or damages associated with any inefficiencies caused by the normal building operations.  Neither shall the Owner be required to make any adjustment in the Contract Time for the Design/Builder for any delays associated with normal building operations.  The Design/Builder may make claims for additional costs or adjustments to the Contract Time if the inefficiencies are caused by unreasonable Landlord imposed conditions that are not associated with normal building operations.

28.                                 Counterparts.  These Supplemental Conditions may be executed in one or more counterparts, each of which shall be deemed an original binding on the parties hereto.

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, the Owner and the Design/Builder have entered into this Rider as of the date first set forth in the Agreement.

AVANT IMMUNOTHERAPEUTICS, INC.

By:
Name:
Title:

SPEC PROCESS ENGINEERING & CONSTRUCTION, INC.

By:
Name:
Title: